Exhibit 99.1

National CineMedia Appoints Catherine Sullivan as President of Sales, Marketing, and Partnerships

Veteran executive joins NCM to lead development and execution of go-to-market strategy to propel next stage of growth across NCM's premium video advertising platform

NEW YORK – May 15, 2024 – National CineMedia (NASDAQ: NCMI) (“the Company” or “NCM”), the largest cinema advertising platform in the US, today announced the appointment of seasoned media executive and strategist, Catherine Sullivan, as President of Sales, Marketing, and Partnerships, effective May 16, 2024. In this role, Sullivan will oversee the Company’s sales and marketing strategy and lead initiatives to continue the momentum of brands returning to the theater to reach sought-after audiences. Sullivan will join the executive leadership team, reporting directly to Chief Executive Officer Tom Lesinski.
"Catherine brings a highly accomplished track record as a visionary advertising executive and innovative, results-driven leader,” said Lesinski. “With her proven history of leading high-performing teams and driving growth, I am confident that Catherine will be an instrumental part of advancing NCM’s continued transformation into a modern, full-funnel media solution, accelerating our dynamic trajectory and strengthening our position as the market leader.”
Sullivan brings over three decades of experience at the highest levels in the media and advertising industry, driving revenue growth in digital multiplatform sales. She has served as CEO at PHD Media US, Chief Investment Officer at Omnicom Media Group (OMG), held a range of executive positions at both ABC Television and NBCUniversal Media, LLC, and most recently was a senior advisor to BranchLab, Equativ, Smartly.io, and Telly.
"I am thrilled to be joining the National CineMedia team at such a pivotal moment in the Company's journey,” said Sullivan. “The advertising industry has reached a critical juncture, and I’m excited to advance the Company’s partnerships with new and existing clients as we continue to expand our offerings. I’m grateful for the opportunity to join this accomplished team and look forward to continuing to innovate as we help our valued clients reach sought after audiences at scale.”
Scott Felenstein, current President of Sales, Marketing, and Partnerships, will be departing NCM when his contract expires at the end of this quarter and will assist with a smooth transition and ensure continuity for our team and clients.
"Scott has been an instrumental leader within the Company and dedicated partner to our executive team, as he led our sales organization through both the COVID-19 pandemic and our financial restructuring. I thank Scott for his partnership and devotion to NCM throughout his tenure with the Company, and wish him all the success in his next chapter,” said Lesinski.
About NCM
National CineMedia (NCM) is the largest cinema advertising platform in the US. With unparalleled reach and scale, NCM connects brands to sought-after young, diverse audiences through the power of movies and pop culture. A premium video, full-funnel marketing solution for advertisers, NCM enhances marketers' ability to measure and drive results. NCM’s Noovie® Show is presented exclusively in 42 leading national and regional theater circuits including the only three national chains, AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC). NCM’s cinema advertising platform consists of more than 18,400 screens in over 1,450 theaters in 190 Designated Market Areas® (all of the Top 50). National CineMedia, Inc. (NASDAQ:NCMI) owns and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.
Contacts
Pam Workman
VP, PR & Corporate Communications.
pam.workman@ncm.com